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                                                                   Exhibit 23.2

                             Accountants' Consent

The Board of Directors
ICG Satellite Services, Inc.:

  We consent to the incorporation by reference in registration statement No. 333-89345 on Form S-3 and Nos. 333-72927, 333-56331 and 333-51959 on Form S-8
of American Tower Corporation and Subsidiaries of our report dated February 28, 2000, with respect to the consolidated balance sheet of ICG Satellite Services, Inc. and subsidiary as of November 30, 1999, and the related consolidated statements of operations and accumulated deficit and cash flows for the eleven months ended November 30, 1999, which report appears in the Form 8-K of American Tower Corporation dated March 30, 2000.

Denver, Colorado
March 28, 2000
                                          /s/ KMPG LLP